Exhibit 16.1

May 4, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read Item 4.01 of the Form 8-K dated May 4, 2022 of Aurora Technology Acquisition Corp. and are in agreement with the statements contained therein as it regards our firm. We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/S/ EisnerAmper LLP

EISNERAMPER LLP